Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated March 2, 2024, and each included in this Post-Effective Amendment No. 15 to the Registration Statement (Form N-1A, No. 333-266913) of Morgan Stanley ETF Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 27, 2023, with respect to the financial statements and financial highlights of Eaton Vance Short Duration Income ETF (Predecessor Fund MSIFT Short Duration Income Portfolio) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 1, 2024